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DOUBLECLICK AND ALTAVISTA
RESTRUCTURE AND EXTEND
RELATIONSHIP

AltaVista Extends DART Agreement, Accelerates Worldwide Ad Sales Responsibility

NEW YORK and PALO ALTO, CALIFORNIA, August 7, 2000--DoubleClick Inc. (Nasdaq:
DCLK), the Industry's leading global Internet advertising solutions company, and AltaVista Company, the premier knowledge resource at www.altavista.com. today announced a restructuring of their agreement, which was contractually scheduled to end on December 31, 2001.

Under the new agreement, AltaVista has extended DoubleClick's DART for Publishers ad serving solution through 2004. In addition, AltaVista will accelerate taking lead advertising sales responsibility for its worldwide network of Web sites in the United Kingdom, France, Germany, Italy, Sweden, and the Netherlands by January 1, 2001.

The majority of advertising served on AltaVista will use DART through 2002. In 2003, at least half of all of AltaVista's ads will be served through DART. AltaVista will assure majority responsibility for ad serving thereafter.
In addition, DoubleClick's DART for Advertisers solution will run the majority of AltaVista's online advertising compaigns through 2004.

With respect to ad sales, AltaVista will call on worldwide strategic advertisers, compared to the 200 large U.S. advertisers specified under the old agreement. DoubleClick will continue to represent most of AltaVista's international markets on an exclusive third party basis through December 31, 2001, subject to AltaVista's right to assume lead advertising sales responsibility in those markets. After AltaVista assumes the lead in a market, DoubleClick will represent AltaVista in that market on a non-exclusive basis through 2004, as part of DoubleClick's worldwide ad Networks. DoubleClick has over 900 sales professionals in 41 offices in 23 countries, and maintains relationships with over 5,400 advertisers worldwide.

"This agreement is a major step forward in accelerating our path to profitability by allowing AltaVista to directly serve our advertising partners," said Rod Schrock, president and CEO, AltaVista Company. "AltaVista and DoubleClick have achieved mutual success and will continue working closely together."

"We are excited to continue both serving and selling ads for AltaVista," said Kevin Ryan, CEO, DoubleClick. "They are a great company and we make a great team."




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About AltaVista

AltaVista Company is the premier knowledge resource on the Internet at www.altavista.com. Building on its strong search heritage and patented technology, AltaVista unlocks the vast Internet to provide the richest, most relevant information access across multiple dimensions, including: Web pages, shopping, up-to-the-minute news, live audio and video, and community resources. AltaVista offers informative services including the multi-dimensional AltaVista Search, pure Web page Raging Search (www.raging.com) from AltaVista, AltaVista Shopping com, Customized Search Centers, AltaVista Free Internet Access, and AltaVista Business Search Solutions, AltaVista is a majority-owned operating company of CMGI, Inc. (Nasdaq: CMGI), Andover, Mass AltaVista is headquartered in Palo Alto, Calif.

About DoubleClick Inc. DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology, media and data expertise. DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains over 40 offices around the world.

This news release contains statements of a forward looking nature relating to the future events of the future financial results of DoubleClick. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluation such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including matters set forth in DoubleClick's reports and documents filed from time to time with the Securities and Exchange Commission.

This release contains forward-looking statements which address a variety of subjects including, for example, the expected benefits of AltaVista's restructured and extended alliance with DoubleClick. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: AltaVista may experience difficulties taking full advantage of its ability to directly serve its advertising partners; AltaVista may experience difficulties integrating technologies, operations and personnel of recent acquisitions. AltaVista's growth depends upon continued and increased demand for and market acceptance of AltaVista's web sites; and increased competition and technological changes in the markets in which AltaVista competes. For a detailed discussion at these and other cautionary statements, please refer to CMGI's filings with the Securities and Exchange Commission, including CMGI's Annual Report on Form 10-K for the most recently ended fiscal year.

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